-23-

EXHIBIT (11)


STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)
                                                 Year Ended December 31
                                          --------------------------------------
                                            1995           1994           1993
                                          --------       --------       --------
Average shares outstanding                   28,867         28,719         28,321

Assumed conversion of the 6%
 convertible debentures                       1,905          1,905              -

Net effect of dilutive stock options based
 upon treasury stock method using average
 market price                                    92            191             84
                                          ---------      ---------      ---------
Average shares of common stock and
 common stock equivalents outstanding        30,864         30,815         28,405
                                          =========      =========      =========

Income before cumulative
 effect of accounting change              $  94,896      $  65,855      $  10,511

After-tax equivalent of interest
 expense on the 6% convertible
 debentures                                   3,720          3,720              -

Cumulative effect to January 1, 1993,
 of accounting change, net of income
 tax benefit                                      -              -        (70,229)
                                          ---------      ---------      ---------

Net income (loss) for purposes of
 computing net income (loss) per share    $  98,616      $  69,575      $ (59,718)
                                          =========      =========      =========
Income before cumulative
 effect of accounting change              $    3.20      $    2.26      $     .37

Cumulative effect of accounting
 change, net of income tax benefit                -              -          (2.47)
                                          ---------      ---------      ---------

NET INCOME (LOSS) PER SHARE               $    3.20      $    2.26      $   (2.10)
                                          =========      =========      =========

Note - Net income (loss) per share is computed using the average number of common shares outstanding, including common stock equivalents. For purposes of computing net income per share for 1995 and 1994, the assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares, and net income was increased for the after-tax equivalent of interest expense on the debentures. The assumed conversion of the 6% convertible debentures was not included in average shares outstanding for 1993 because the effect of the inclusion would have been anti-dilutive.
